                                                                    EXHIBIT 12.1



                                           ------------------------
                                              Nine months ended
                                           ------------------------
FIXED CHARGES:                               9-30-2000    9-30-1999    12-31-1999    12-31-1998   12-31-1997  12-31-1996 12-31-1995
                                           ---------------------------------------------------------------------------------------
Pre-tax income from continuing operations    (16,490,138)  (9,748,241)  (16,225,127) (12,183,659)  (3,860,354)  (799,665)  (340,413)

Earnings                                     (12,273,293)  (8,281,949)  (13,688,533) (10,692,799)  (3,559,668)  (799,541)  (316,400)

Fixed charges:
     Interest                                  3,447,895    1,078,342     1,545,027    1,249,442      770,026        124     23,643
     Amortization of loan acquisition costs      484,495        3,534         4,712        4,712       22,749         --        370
     Interest element of rental expense          571,328      322,663       897,658      591,327       36,666         --         --
                                             -----------   ----------   -----------  -----------   ----------  ---------   --------
   Total Fixed Charges                         4,503,718    1,404,539     2,447,397    1,845,481      829,441        124     24,013
                                             -----------   ----------   -----------  -----------   ----------  ---------   --------

                                             -----------   ----------   -----------  -----------   ----------  ---------   --------
Deficiency of earnings to fixed charges      (16,777,011)  (9,686,488)  (16,135,930) (12,538,281)  (4,389,109)  (799,665)  (340,413)
                                             ===========   ==========   ===========  ===========   ==========  =========   ========